CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on the Offering Circular dated June 19, 2015 of Virtual Communications Corporation, of our report dated August 4, 2015 on our audit of the financial statements of Virtual Communications Corporation as of December 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2014, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
August 14, 2015